EXHIBIT 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following statements relating to the capital stock of Cadiz Inc. (“our”, “we” or the “Company”) do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the Certificate of Incorporation, as amended, or the "Certificate," and By-Laws, as amended, or the "By-Laws," each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K.

General

The Company is authorized to issue (i)  70,000,000 shares of common stock, par value $0.01 per share and (ii) 100,000 shares of preferred stock, par value $0.01 per share.

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934.  Our common stock is listed on the Nasdaq Global Market under the symbol "CDZI."

Common Stock

Subject to the rights of the holders of any shares of preferred stock that may at the time be outstanding, record holders of common stock are entitled to such dividends as the Board of Directors may declare.  Holders of common stock are entitled to one vote for each share held in their name on all matters submitted to a vote of stockholders and do not have preemptive rights or cumulative voting rights.  Holders of common stock are not subject to further calls or assessments as a result of their holding shares of common stock.

If the Company is liquidated, the holders of shares of common stock are entitled to share ratably in the distribution remaining after payment of debts and expenses and of the amounts to be paid on liquidation to the holders of shares of preferred stock.

Certain Other Provisions of our Certificate and Bylaws

Neither our Certificate nor our Bylaws not permit stockholder action by written consent in lieu of a meeting of stockholders.  Further, special meetings of stockholders may be called only by the Board of Directors, the Chief Executive Officer or the President.  In addition, our Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders, and specify certain requirements regarding the form and content of a stockholder’s notice.  The foregoing could have the effect of delaying or preventing unsolicited takeovers and changes in control or changes in our management.

Anti-Takeover Effects of Delaware Law

We are subject to the "business combination" provisions of Section 203 of Delaware law.  In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date the interested stockholder obtained such status, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to an interested stockholder.  In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock.  The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price.